Exhibit 99.1

RESMED INC. ANNOUNCES RECORD FINANCIAL RESULTS FOR THE

QUARTER ENDED SEPTEMBER 30, 2012

SAN DIEGO, California, October 25, 2012 – ResMed Inc. (NYSE: RMD) today announced record results for the quarter ended September 30, 2012. Revenue for the quarter ended September 30, 2012 was $339.7 million, an 8% increase (a 12% increase on a constant currency basis) over the quarter ended September 30, 2011. For the quarter ended September 30, 2012, net income was $71.3 million, an increase of 41% compared to the quarter ended September 30, 2011. Diluted earnings per share for the quarter ended September 30, 2012 were $0.49, a robust 48% increase compared to the quarter ended September 30, 2011.

SG&A expenses were $98.3 million for the quarter ended September 30, 2012, an increase of $4.1 million, or 4% (a 9% increase on a constant currency basis) compared to the quarter ended September 30, 2011. SG&A costs were 28.9% of revenue in the quarter ended September 30, 2012, compared to 29.9% for the quarter ended September 30, 2011. SG&A expenses were favorably impacted by the depreciation of the Australian dollar and euro against the U.S. dollar.

R&D expenses were $27.2 million for the quarter ended September 30, 2012, or 8.0% of revenue. R&D expenses increased by 4% (a 6% increase on a constant currency basis) compared to the quarter ended September 30, 2011. R&D expenses were favorably impacted by the depreciation of the Australian dollar against the U.S. dollar.

The company amortized acquired intangibles of $2.6 million ($2.0 million, net of tax) during the quarter ended September 30, 2012. Stock-based compensation costs incurred during the quarter ended September 30, 2012 of $7.9 million ($5.9 million, net of tax) consisted of expenses associated with stock options, restricted stock units, and our employee stock purchase plan.

Inventory, at $193.2 million, increased by $18.8 million compared to June 30, 2012. Accounts receivable days sales outstanding, at 71 days, increased by three days compared to June 30, 2012.

Additionally, the Board of Directors has today declared a quarterly dividend of $0.17 per share, which will have a record date of November 20, 2012, and be payable on December 18, 2012. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange (NYSE). Holders of Chess Depositary Instruments (CDIs) trading on the Australian Securities Exchange, will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. Because the two exchanges have different settlement and transfer procedures, the ex-dividend periods before the record date will be different for common stock and for CDIs. The ex-dividend date will be November 14, 2012 for CDI holders and November 16, 2012 for common stock holders. As a result of these differences, ResMed has requested a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from November 14, 2012 through November 20, 2012, inclusive.

Peter C. Farrell Ph.D, chairman and chief executive officer, commented, “In the first quarter of fiscal 2013 we showed strong year-over-year growth on the top and bottom lines, and both our flow generator and mask categories did well. Revenue in the Americas increased by 15% to $194.4 million over the prior year’s quarter. Revenue outside the Americas was $145.4 million, a 9% increase on a constant currency basis over the prior year’s quarter. Operating profit for the September quarter was $80.5 million, cash flow from operations was $78.3 million, while gross margin was an encouraging 61.4%, all demonstrating excellent operating performance. There was also a continuing shift to higher valued flow generators, like S9 Autoset™ and S9 bilevels, and mask sales remained strong.

“‘Evidence also continues to mount supporting the role of sleep-disordered breathing (SDB) therapy for disease prevention, improvement of quality of life and healthcare cost reduction, what I call the Holy Grail of medicine. The following studies provide additional proof of the serious public health concerns relating to untreated SDB:

•

In a ResMed-sponsored study recently published in Population Health Management involving 22,000 members on the Union Pacific Railroad health plan, findings suggest that a low-cost, patient-focused SDB education campaign can improve healthcare outcomes and reduce medical expenses. First, the study showed that members of the Union Pacific plan who had untreated SDB had higher medical expenses than employees without the disease and, second, it demonstrated that treatment of SDB with positive airway pressure (PAP) therapy reduced medical costs, in-patient costs and hospital admissions. After the campaign was initiated, the healthcare plan realized cost savings of $4.9 million over a two-year period.

•

A study published in the June issue of the American Journal of Managed Care demonstrated that newly diagnosed SDB patients who initiated PAP therapy had significantly lower hospitalization risk and lower all-cause healthcare costs compared to patients who did not use PAP.

•	In the July issue of the Journal of Cardiac Failure, a study showed that central sleep apnea and severe obstructive sleep apnea are independent risk factors for six-month cardiac hospital readmission.

“All these findings offer tangible data to payors, providers and patients on the beneficial effect on both clinical and economic outcomes of treating sleep-disordered breathing. The bottom line is that screening, diagnosis, treatment and monitoring adherence to therapy for patients presents a significant opportunity to improve health and quality of life, as well as contain healthcare costs.”

About ResMed

ResMed is a global leader in the development, manufacturing and marketing of medical products for the diagnosis, treatment and management of respiratory disorders, with a focus on sleep-disordered breathing. The company is dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 1:30 p.m. U.S. Pacific Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Website at www.resmed.com or by dialing 847-585-4405 (domestic) or +1 847-585-4405 (international) and entering conference pass code no. 33442422. Please allow extra time prior to the call to visit the Website and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 30 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing 630-652-3042 (domestic) and +1 630-652-3042 (international) and entering conference I.D. No. 33442422.

Further information can be obtained by contacting Constance Bienfait at ResMed Inc., San Diego, at 858-836-5971; Brett Sandercock at +612-8-884-2090; or by visiting the Company’s multilingual Website at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s Website.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three Months Ended September 30,
	2012	2011
Net revenue	$339,731	$314,774
Cost of sales	131,083	129,720

Gross profit	208,648	185,054

Operating expenses:
Selling, general and administrative	98,303	94,203
Research and development	27,220	26,206
Amortization of acquired intangible assets	2,636	3,771

Total operating expenses	128,159	124,180

Income from operations	80,489	60,874

Interest income (expense), net	8,471	6,924
Other, net	1,941	(1,301)

Total other income (expenses), net	10,412	5,623

Income before income taxes	90,901	66,497
Income taxes	19,636	15,979

Net income	$71,265	$50,518

Basic earnings per share	$0.50	$0.34
Diluted earnings per share	$0.49	$0.33
Basic shares outstanding	142,651	150,366
Diluted shares outstanding	146,055	154,051

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited—In US$ thousands)

	September 30, 2012	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$890,629	$809,541
Accounts receivable, net	266,537	283,160
Inventories	193,172	174,351
Deferred income taxes	24,754	19,590
Income taxes receivable	3,091	2,282
Prepaid expenses and other current assets	72,034	72,227

Total current assets	1,450,217	1,361,151

Property, plant and equipment, net	438,357	434,363
Goodwill	273,280	256,209
Other intangibles	59,666	54,827
Deferred income taxes	17,543	23,500
Other assets	5,596	7,819

Total non-current assets	794,442	776,718

Total assets	$2,244,659	$2,137,869

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	52,914	55,006
Accrued expenses	132,100	127,381
Deferred revenue	42,978	41,563
Income taxes payable	24,326	27,777
Deferred income taxes	660	1,073
Current portion of long-term debt	53	52

Total current liabilities	253,031	252,852

Deferred income taxes	9,167	8,843
Deferred revenue	14,301	14,384
Income taxes payable	3,452	3,380
Non-current portion of long-term debt	265,785	250,783

Total non-current liabilities	292,705	277,390

Total liabilities	545,736	530,242

STOCKHOLDERS’ EQUITY:
Common stock	572	568
Additional paid-in capital	933,249	899,717
Retained earnings	1,413,711	1,366,712
Treasury stock	(903,922)	(895,826)
Accumulated other comprehensive income	255,313	236,456

Total stockholders’ equity	1,698,923	1,607,627

Total liabilities and stockholders’ equity	$2,244,659	$2,137,869

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